Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Regulation A Offering Statement of Cannabis Bioscience International Holdings, Inc. on Form 1-A of our report dated September 22, 2025 which includes an explanatory paragraph as to Cannabis Bioscience International Holdings, Inc.’s ability to continue as a going concern, relating to our audit of the consolidated balance sheet as of May 31, 2025, and 2024, and the consolidated statement of operations, stockholders’ deficiency, and cash flows for the year ended May 31, 2025, and 2024.

Houston, Texas

March 27, 2026